Exhibit 99.1

Alamo Energy Corp. Agrees to Farm into Four UK Onshore Blocks

London -- Alamo Energy Corp. (OTCBB:ALME) has entered into an agreement to farm into four UK onshore license blocks (TQ 26, TQ36, TQ46, TQ56) in the south of England totalling 400km sq. Pursuant to the agreement and subject to approval by the UK Department of Energy and Climate Change (DECC), Alamo will own a 90% working interest on the license which according to an independent report would estimate Alamo’s median stake to be approximately 236 million stock tank oil initially in place (STOIIP).

Alamo has also submitted an application to become the exploration operator for the license. Under the terms of the license, the joint partners will have to undertake 60km of 2D seismic survey on the lease.

"This agreement fits Alamo’s business model and provides us with an exploration opportunity in the Weald Wessex province directly north of the Palmers Wood Oilfield. We believe a prospect of this size and potential is normally associated with offshore fields.” said Allan Millmaker, Alamo's Chief Executive Officer.

About Alamo Energy Corp.

Alamo Energy Corp. is an Independent Oil & Gas, Exploration, Development and Production Company with its shares publicly traded on the OTCBB under the ticker symbol ALME. The operational offices are located in Houston, Texas with the headquarters in London, United Kingdom. Shareholders and prospective investors are encouraged to visit Alamo's website:www.alamoenergycorp.com

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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